Exhibit 2.1

*** TEXT OMITTED AND FILED SEPARATELY

CONFIDENTIAL TREATMENT REQUESTED

                                                    ASSET SALE AGREEMENT

                                                                     Dated as of

                                                                 January 11, 2011

                                                                   by and among

                                                            GENBAND US LLC,

                                                      GENBAND CANADA ULC,

                                                       GENBAND IP COMPANY

                                                                           and

                                                PERFTECH (PTI) CANADA CORP.

ASSET SALE AGREEMENT

TABLE OF CONTENTS

ANNEX I                                           NORTEL IPLA

SCHEDULE 3.02                               PRE-CLOSING WARRANTY OBLIGATIONS

SCHEDULE 3.05(b)                          TAX ALLOCATION

SCHEDULE 3.05(c)                          TAX BASIS

SCHEDULE 4.01(e)(1)                      INTELLECTUAL PROPERTY DISCLOSURES

SCHEDULE 4.01(g)                          PHYSICAL ASSET EXCEPTIONS

EXHIBIT A                                        PHYSICAL ASSETS

EXHIBIT B                                        FORM OF BILL OF SALE

EXHIBIT C                                        FORM OF IPLA

EXHIBIT D                                        FORM OF PATENT ASSIGNMENT

EXHIBIT E                                        TRANSFERRED PATENT

EXHIBIT F                                        EMPLOYEE OFFER LETTERS

* Exhibits and schedules to this Agreement are not being filed in reliance on Regulation S-K Item 601(b)(2).  The Registrant agrees to furnish supplementally a copy of an omitted exhibit or schedule to the Commission upon request.

ASSET SALE AGREEMENT

This Asset Sale Agreement (this “Agreement”) is made and entered into as of January 11, 2011 (the “Effective Date”) by and among GENBAND US LLC, a Delaware limited liability company (“GENBAND US LLC”), GENBAND Canada ULC, a Nova Scotia unlimited liability company (“GENBAND Canada”), GENBAND IP Company, a Cayman Islands exempted company (“GENBAND IP Company” and, together with GENBAND US LLC, and GENBAND Canada, the “GENBAND Parties”) on the one hand, and PERFTECH (PTI) CANADA CORP., a corporation organized under the laws of Ontario (“PT”), on the other hand.  Each party hereto, a “Party” and collectively, the “Parties.”  Certain capitalized terms used herein shall have the meanings given to them in Article 2.

Article 1.   RECITALS

WHEREAS, on May 28, 2010, the GENBAND Parties (and their Affiliates) acquired certain assets comprising the Carrier VoIP and Application Solutions business (the “CVAS Business”) from Nortel Networks Inc. and its affiliates (collectively, “Nortel”) in connection with Nortel’s Chapter 11 bankruptcy proceedings;

WHEREAS, in connection therewith, the GENBAND Parties (and their Affiliates) acquired ownership of all Nortel software and intellectual property used exclusively in connection with the CVAS Business, and received a non-exclusive license to all other Nortel software and intellectual property used in connection with the CVAS Business (such acquired and licensed software and intellectual property collectively, the “CVAS IP”);

WHEREAS, the GENBAND Parties’ acquisition of the assets comprising the CVAS Business included the hardware, software and intellectual property and physical assets necessary to use, manufacture, distribute and support the Signaling Gateway Product Line (as defined below);

WHEREAS, the GENBAND Parties desire to sell, transfer and assign to PT, and PT has agreed to purchase and accept from the GENBAND Parties, certain intellectual property, hardware and other physical assets used in connection with the Signaling Gateway Product Line, which assets are more particularly described in Exhibits A and E; and

WHEREAS, contemporaneous with PT’s purchase of the Transferred Assets (as defined below) and pursuant to the IPLA (as defined below), PT will receive a license to the CVAS IP used in connection with the Signaling Gateway Product Line that is not otherwise transferred to PT hereunder;

NOW, THEREFORE, in consideration of these premises and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

Article 2.    Definitions

“Affiliate”

in respect of a Person, any other Person or group of Persons acting in concert, directly or indirectly, that controls, is controlled by or under common control with the first mentioned Person, and for the purposes of this definition “control” means the possession, directly or indirectly, by such Person or group of Persons acting in concert of the power to direct or cause the direction of the management and policies of the first mentioned Person, whether through the ownership of voting securities or otherwise.

“Bill of Sale”	the agreement, the form of which is attached hereto as Exhibit B, to be entered into upon the Closing, pursuant to which title to the Physical Assets is transferred to PT.
“Business Day”	any day other than a Saturday, a Sunday, or a day in which State of Texas offices are authorized or obligated by law or executive order to be closed.
“Closing”	the consummation of the transactions described in this Agreement, to occur on the Closing Date.
“Effective Time”	12:01 a.m. Central Time on January 11, 2011.
“GENBAND Signaling Gateway IP”	has the meaning ascribed thereto in the IPLA.
“GENBAND’s Knowledge”

the actual knowledge, without investigation, of  [***]; provided, however, that GENBAND’s Knowledge shall be deemed to include the actual knowledge of such individuals as a result of the acquisition of the CVAS Business by GENBAND US LLC (including any due diligence activities undertaken therewith).

“Intellectual Property”	has the meaning ascribed thereto in the IPLA.
“IPLA”

the agreement between PT, GENBAND US LLC and GENBAND IP Company, the form of which is attached hereto as Exhibit C, to be entered into upon the Closing whereby PT shall receive a license to the CVAS IP (other than the Transferred Patent) used in connection with the Signaling Gateway Product Line.

“Licensed Signaling Gateway IP”	has the meaning ascribed thereto in the IPLA.
“Legal Proceeding”	means any judicial, administrative or arbitral action, suit, proceeding (public or private), litigation, investigation, complaint, claim or governmental proceeding.
“Lien”

any lien, pledge, mortgage, deed of trust, security interest, attachment, levy, hypothecation, encumbrance, title restriction or retention, claim, easement, servitude or any other restriction, security limitation or limitation of any kind.

“Loss” or “Losses”

any and all costs, losses, liabilities, actions, demands, obligations (including corrective and remedial obligations), penalties, interest, damages and expenses, including reasonable legal fees, expert fees and litigation expenses, but excluding any consequential damages, lost profits or punitive damages, suffered, incurred or claimed by a Party. Such Loss or Losses shall be calculated to be net of any realizable tax benefits or insurance proceeds received by a Party in connection with the Loss or Losses.

“Nortel IPLA”

that Intellectual Property License Agreement, dated May 28 2010, by and among Nortel Networks Limited, Nortel Networks Inc., the EMEA Sellers (as defined on Exhibit I thereto), the Joint Administrators (as defined therein) and the Joint Israeli Administrators (as defined therein), on the one hand, and GENBAND US LLC and GENBAND IP Company on the other hand.  A copy of the Nortel IPLA is attached hereto as Annex I.

“Patent Assignment”

the agreement, the form of which is attached hereto as Exhibit D, to be entered into upon the Closing, pursuant to which GENBAND US LLC transfers and assigns all of its rights, title and interest in the Transferred Patent to PT.

“Person”

includes an individual, a partnership (limited or general), a corporation, a limited liability company, a trust, a joint venture, an unincorporated organization, a union, a government or any department or agency thereof and the heirs, executors, administrators or other legal representatives of an individual.

“Physical Assets”	the GENBAND Parties-owned equipment, inventory and other tangible personal property used in connection with the Signaling Gateway Product Line, all of which are specifically identified in Exhibit A.
“Product Licenses”	the intellectual property rights granted by the applicable GENBAND Parties to PT pursuant to the licenses and partial assignments under Article 2 of the IPLA.

“PT’s Knowledge”	the actual knowledge, without investigation, of [***] of PT.
“Signaling Gateway IP”	has the meaning ascribed thereto in the IPLA.
“Signaling Gateway Product Line”	has the meaning ascribed thereto in the IPLA.
“Transferred Assets”	the Physical Assets and the Transferred Patent.
“Transferred Employees”	those employees identified on the offer letters attached as Exhibit F who accept the offer of employment made by PT pursuant to Section 7.01.
“Transferred Patent”	the patent expressly identified in Exhibit E, including all provisionals, divisions, reexaminations, continuations and continuations-in-part, and all reissues and extensions thereof.
“Transaction Documents”	this Agreement, the Bill of Sale, the Patent Assignment and the IPLA.

Article 3.   Purchase and Sale of Assets

On the terms and subject to the conditions of this Agreement, and in reliance upon the representations and warranties of the GENBAND Parties and PT contained in this Agreement:

Section 3.01        Purchase of Assets.

At the Closing and subject to the terms and conditions of this Agreement, the GENBAND  Parties shall sell, transfer, assign, convey and deliver to PT, and PT shall purchase, acquire, take assignment and delivery from the GENBAND Parties, all of the right, title and interest of the GENBAND Parties in and to the Transferred Assets.

Section 3.02        Assumption of Liabilities.

At the Closing, PT shall accept and assume all obligations and liabilities of the GENBAND Parties (i) for performance or non-performance with respect to the Transferred Assets that first become performable or otherwise arise or accrue from and after the Effective Time, (ii) relating to the Transferred Employees arising or accruing from and after the Effective Time and all obligations assumed by PT pursuant to Section 7.01, (iii) all software warranty obligations associated with the Signaling Gateway Product Line that arise on or after the Effective Time, and (iv) all pre-Closing software warranty obligations associated with the Signaling Gateway Product Line cases that are set forth on Schedule 3.02 (collectively, the “Assumed Obligations”).  Except for such obligations and liabilities, PT is not assuming any of the GENBAND Parties’ liabilities or obligations, whether related to or in any way associated with the Transferred Assets or otherwise, arising prior to or after the Effective Time, including, without limitation, hardware warranty obligations associated with the Transferred Assets or Signaling Gateway Product Line.

Section 3.03        Acknowledgement of License Rights.

PT hereby expressly acknowledges and agrees that the Transferred Patent is transferred and assigned to PT subject to certain license rights retained by Nortel pursuant to the Nortel IPLA, including without limitation Section 2.06 therein.

Section 3.04        Purchase Price.

            In consideration for the Transferred Assets and the Product Licenses, at the Closing, PT shall pay the GENBAND Parties the aggregate amount of USD$5,000,000, with (i) USD$4,000,000 to be paid by PT at Closing (the “Initial Payment”), and (ii) the remaining USD$1,000,000 to be paid by PT no later than the first anniversary of the Closing Date (collectively, the “Purchase Price”).

Section 3.05        Taxes.

(a)                PT shall be liable for and shall pay any and all federal, provincial, state, municipal and other sales taxes, value added taxes, GST, UST, HST, transfer taxes, duties, registration fees or other like charges (collectively, together with any interest, penalties, fees, additions to tax or other additional amounts imposed thereon, the “Sales Taxes”) properly payable upon or in connection with the conveyance or transfer of the Transferred Assets or granting of the Product Licenses.  To the extent that any such Sales Taxes are incurred by any GENBAND Party, such GENBAND Party shall invoice PT for such Sales Taxes (and shall provide PT with such supporting documentation that PT reasonably requests), and PT shall pay such invoices within 30 days of its receipt thereof.  For the avoidance of doubt, PT shall be liable in respect of any Sales Taxes as provided in this Section 3.05 without regard to the date upon which any Transferred Assets are removed from the premises of a GENBAND Party.  PT shall indemnify the GENBAND Parties for any and all amounts (including penalties and interest) for which any GENBAND Party may become liable as a result of any failure by PT to pay any such Sales Taxes.  The Parties agree to take all commercially reasonable steps to minimize the Sales Taxes that may be payable on the transactions contemplated by this Agreement and the other Transaction Documents.

(b)               The Purchase Price (plus the Assumed Obligations to the extent properly taken into account under the Internal Revenue Code (the “Code”), shall be allocated among the Assets for Tax purposes, as such allocation is set forth in Schedule 3.05(b), attached hereto.

(c)                The Parties agree that, for purposes of the payment of Sales Taxes pursuant to paragraph (a) above, the net book value shall serve as the cost basis of those Transferred Assets physically located in Canada, as such net book value is set forth on Schedule 3.05(c).

(d)               The GENBAND Parties and PT shall cooperate in timely filing all tax returns as may be required in connection with the payment of Sales Taxes.  The GENBAND Parties and PT shall, as appropriate, use commercially reasonable efforts to execute and deliver all instruments and certificates reasonably necessary to enable the other to comply with any filing requirements and laws relating to any such Sales Taxes.

Section 3.06        Closing.

(a)               Closing Location and Time.

Subject to the satisfaction of the conditions set forth in Section 3.06(b), the Closing shall occur at the offices of Baker Botts LLP, located at 2001 Ross Avenue, Dallas, Texas, or such other location as is agreed by the Parties, on January 11, 2011, or, if the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement set forth in Section 3.06(b) are not satisfied or waived on such date (other than any conditions to be satisfied through the making of payments or the delivery of documents at the Closing, but subject to satisfaction of those conditions), as soon as practicable after the satisfaction or waiver of such conditions, or at such other time and date as the parties may agree (the “Closing Date”).

(b)               Conditions Precedent to Each Party’s Obligations.

The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment by the other Party at or prior to the Closing Date of the following conditions (any or all of which may be waived by the non-performing Party in whole or in part to the extent permitted by applicable law):

(1)        four employees of GENBAND Canada shall have accepted offers of employment with PT;

(2)        the payment of the Initial Payment pursuant to Section 3.04 (which payment may be made simultaneous with the Closing);

(3)        the Parties shall have agreed upon the final terms of one or more Master Purchase and Sale Agreements covering PT products and services relating to the Transferred Assets; and

(4)        each Party shall have performed, in all material respects, its respective covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date.

(c)                Frustration of Closing Conditions.

Neither the GENBAND Parties nor PT may rely on the failure of any condition set forth in Section 3.06(b) if such failure was caused by such Party’s failure to use its reasonable best efforts to comply with any provision of this Agreement.

(d)               Closing Activities.

Subject to the terms and conditions hereof, on the Closing Date:

 (1)       The GENBAND Parties shall deliver to PT:

(A)         the Bill of Sale duly executed by the GENBAND Parties;

(B)         the Patent Assignment duly executed by GENBAND US LLC;

(C)         the IPLA duly executed by GENBAND US LLC, GENBAND IP Company and GENBAND Ireland Limited; and

(D)         such other documents, including the Master Purchase and Sale Agreement referenced in paragraph (b) above, reasonably required by PT or its counsel in order to more fully consummate the transactions contemplated by the Agreement.

(2)        PT shall deliver to the GENBAND Parties:

(A)         payment by wire transfer of immediately available funds to an account designated by the GENBAND Parties in the amount of the Initial Payment;

(B)         the Patent Assignment duly executed by PT;

(C)         the IPLA duly executed by PT; and

(D)         such other documents, including the Master Purchase and Sale Agreement referenced in paragraph (b) above, reasonably required by the GENBAND Parties or their counsel in order to more fully consummate the transactions contemplated by the Agreement.

(e)                Physical Deliveries.

PT shall effect the transfer of the Physical Assets from the applicable GENBAND locations to a PT-directed location within 90 days after the Closing Date.  GENBAND shall reimburse PT for one-half of the out-of-pocket expenses reasonably incurred by PT in transferring the Physical Assets to PT-directed locations; provided that (i) PT shall use commercially reasonable efforts to minimize such expenses and (ii) PT shall provide such supporting documentation as GENBAND reasonably requests to confirm such expenses.

(f)                Excluded Assets.

It is expressly understood and agreed that only the Transferred Assets are being conveyed to PT pursuant to this Agreement.  Nothing herein shall be deemed to include as part of the sale, and it is expressly provided that the GENBAND Parties shall retain, all other of its assets of any kind or type related, in whole or in part, to any business conducted by any GENBAND Party.

Article 4.       Representations and Warranties.

Section 4.01        Representations and Warranties of the GENBAND Parties.

Each of the GENBAND Parties, jointly and severally, represents and warrants to PT as follows:

(a)               Organization, Standing and Power.

Each GENBAND Party is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Each GENBAND Party has the requisite power and authority to own, lease or otherwise hold and operate its assets and to carry on its business as it is now being conducted.

(b)               Authority.

Each GENBAND Party has full power to carry out the transactions provided for in this Agreement, and this Agreement is valid, binding and enforceable against each GENBAND Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies. The execution, delivery and performance of this Agreement by each GENBAND Party, the consummation by each GENBAND Party of the transactions contemplated hereby and the compliance by each GENBAND Party with the provisions of this Agreement have been duly authorized by all necessary corporate or limited liability company action on the part of each GENBAND Party, and no other corporate or limited liability company action or proceeding on the part of any GENBAND Party or any of its stockholders or members is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Upon the execution and delivery by the applicable GENBAND Party of the Transaction Documents to which it is a party, and assuming the due authorization, execution and delivery by PT of the same, each such Transaction Document shall constitute the legal, valid and binding obligations of the applicable GENBAND Parties, enforceable in accordance with its terms.  Each GENBAND Party has the right, power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its respective obligations under this Agreement and the other Transaction Documents.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by the GENBAND Parties with any of the provisions hereof will:

(1)        Conflict with or result in a breach of any provision of the applicable GENBAND Party’s organizing documents;

(2)        As of the Closing Date, result in a material default under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which it is a party, or by which it or any of its properties or assets may be bound; or

(3)        Violate any order, writ, injunction, decree, statute, rule or regulation applicable to the GENBAND Parties or the Transferred Assets.  No consent or approval by any governmental authority is required in connection with the execution and delivery by the GENBAND Parties of this Agreement or the consummation by the GENBAND Parties of the transactions contemplated hereby.

(c)                Legal Proceedings and Compliance with Law.

There are no Legal Proceedings pending against any GENBAND Party or, to GENBAND’s Knowledge, threatened in writing against any GENBAND Party, that in any case question the validity or legality of any action taken or to be taken by a GENBAND Party in connection herewith or under any Transaction Document, or which seek to enjoin or obtain monetary damages in respect of, the consummation of the transactions contemplated hereby or thereby.  GENBAND has conducted its business related to the Signaling Gateway Product Line in compliance with all laws, except for any non-compliance that would not, individually or in the aggregate, have a material adverse effect on GENBAND’s ability to consummate the transactions contemplated hereby.

(d)               Title; Grant of Rights.

The Physical Assets are beneficially owned by one or more of the GENBAND Parties, and such GENBAND Parties have good and marketable title thereto, are in possession of the same, in each case free and clear of all Liens as of the Closing Date.  The applicable GENBAND Parties have sufficient rights to grant the Product Licenses pursuant to the IPLA.

(e)                Intellectual Property.

(1)        To GENBAND’s Knowledge and except as set forth in Schedule 4.01(e)(1), the Product Licenses granted to PT under the IPLA together with the Transferred Patent cover all the material Intellectual Property that, up to the date hereof, is used by any GENBAND Party in connection with the use, manufacture, distribution or support of the Signaling Gateway Product Line; provided, however, that this Section 4.01(e)(i) specifically excludes commercially available off-the-shelf or "shrinkwrap" software with a per copy, user or licensed installation fee of less than US $1000.

(2)        The Transferred Patent is beneficially owned by GENBAND US LLC, and GENBAND US LLC has good and marketable title thereto, is in possession of the same, and to GENBAND’s Knowledge free and clear of all Liens as of the Closing Date (other than the license rights in the Transferred Patent retained by Nortel as set forth in Section 3.03).  To GENBAND’s Knowledge, such ownership and title is sufficient for PT to independently bring suit against a third party to enforce the Transferred Patent.

(3)        To GENBAND’s Knowledge, no third party infringes upon, misappropriates, dilutes otherwise violates the Signaling Gateway IP.

(4)        To GENBAND’s Knowledge, there has been no assertion or claim made in writing within the past three (3) years asserting invalidity, misuse or unenforceability of the GENBAND Signaling Gateway IP or the Transferred Patent, or challenging the GENBAND Parties’ right to use, right to transfer or ownership of the GENBAND Signaling Gateway IP or the Transferred Patent, in each case excluding any assertions or claims that would not reasonably be expected to result in any invalidity, unenforceability, loss or other material impairment of any rights or interest in such GENBAND Signaling Gateway IP or Transferred Patent.

(5)        To GENBAND’s Knowledge, within the past three (3) years there have been no Legal Proceedings pending or allegations, claims or threats in writing that the Signaling Gateway IP, the Transferred Patent or the Signaling Gateway Product Line infringe upon, misappropriate or otherwise violate in any material respect any Intellectual Property of any third party, and to GENBAND’s Knowledge, there is no valid basis for any such allegation or claim.

(6)        To GENBAND’s Knowledge, the Signaling Gateway IP is in material compliance with all CopyLeft License (as defined in the IPLA) obligations, if any.

(7)        Notwithstanding any provision herein to the contrary, this Section 4.01(e) consists of the sole representation and warranty in this Agreement regarding title, non-infringement, non-violation and non-misappropriation of Intellectual Property.

(f)                Performance.

To GENBAND’s Knowledge, the Signaling Gateway Product Line performs in substantial conformance with its publicly available specifications.

(g)               Condition of Physical Assets.

Except as set forth in Schedule 4.01(g), all Physical Assets are in satisfactory operating condition for the uses to which they are being put, subject to ordinary wear and tear and ordinary maintenance requirements.

Section 4.02        Representations and Warranties of PT.

PT represents and warrants to the GENBAND Parties as follows:

(a)               Organization, Standing and Power.

PT is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. PT has the requisite power and authority to own, lease or otherwise hold and operate its assets and to carry on its business as it is now being conducted.

(b)               Authority.

PT has full power to carry out the transactions provided for in this Agreement, and this Agreement is valid, binding and enforceable against PT in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies. The execution, delivery and performance of this Agreement by PT, the consummation by PT of the transactions contemplated hereby and the compliance by PT with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of PT, and no other corporate action or proceeding on the part of PT or any of its stockholders is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Upon the execution and delivery by PT of the Transaction Documents to which it is a party, and assuming the due authorization, execution and delivery by the applicable GENBAND Parties of the same, each such Transaction Document shall constitute the legal, valid and binding obligations of PT, enforceable in accordance with its terms.  PT has the right, power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its respective obligations under this Agreement and the other Transaction Documents. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by PT with any of the provisions hereof will:

(1)        Conflict with or result in a breach of any provision of PT’s organizing documents;

(2)        Result in a material default under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which it is a party, or by which it or any of its properties or assets may be bound; or

(3)        Violate any order, writ, injunction, decree, statute, rule or regulation applicable to PT or the Transferred Assets.  No consent or approval by any governmental authority is required in connection with the execution and delivery by PT of this Agreement or the consummation by PT of the transactions contemplated hereby.

(c)                Legal Proceedings and Compliance With Law.

         There are no Legal Proceedings pending against PT or, to PT’s Knowledge, threatened in writing against PT that question the validity or legality of any Transaction Document or any action taken or to be taken by PT in connection herewith or therewith, or which seek to enjoin or obtain monetary damages in respect of, the consummation of the transactions contemplated hereby or thereby.

Section 4.03        Brokers or Finders.

Except for PT’s retention of Bowen Advisors, no Party has employed any brokers or finders in connection with this Agreement.

Section 4.04        Effect of Representations and Warranties.

The representations and warranties of the GENBAND Parties and PT made in or pursuant to this Agreement are made only to and for the benefit of the Parties hereto, and shall not create rights in other Persons, including any third party to whom PT may assign or sell any of the Transferred Assets.

Section 4.05        Disclaimer of Warranties.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING ANY MATTER, INCLUDING NON-INFRINGEMENT, MERCHANTABILITY, ORIGINALITY, INFORMATIONAL CONTENT, SYSTEMS INTEGRATION, INTERFERENCE WITH ENJOYMENT, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR RESULTS TO BE DERIVED FROM THE USE OF ANY TRANSFERRED ASSET. ALL TRANSFERRED ASSETS ARE HEREBY SOLD, TRANSFERRED, ASSIGNED AND DELIVERED, AS APPLICABLE, TO PT ON AN “AS-IS” “WHERE-IS” BASIS.

Article 5.   LIABILITIES AND INDEMNITIES.

Section 5.01        GENBAND Parties Indemnification.

Subject to the limitations set forth in Article 6 and elsewhere herein, the GENBAND Parties shall, jointly and severally, defend, indemnify, and hold harmless PT and its Affiliates in respect of and against, any and all Losses incurred or suffered by PT or any Affiliate of PT resulting from (i) any breach of any representation, warranty, agreement or covenant on the part of any GENBAND Party contained in this Agreement, (ii) any breach by any GENBAND Party of any covenant or obligation of the GENBAND Parties contained in any of the Transaction Documents other than the IPLA and (iii) [***].  For the avoidance of doubt, the obligations set forth in this Section 5.01 do not extend to claims arising under the IPLA, which claims shall be addressed solely in accordance with the terms of the IPLA.

Section 5.02        PT Indemnification.

Subject to the limitations set forth in Article 6 and elsewhere herein, PT shall defend, indemnify, and hold harmless the GENBAND Parties and their Affiliates in respect of and against, any and all Losses incurred or suffered by any GENBAND Party or any Affiliate of any GENBAND Party resulting from (i) any breach of any representation, warranty, agreement or covenant on the part of PT contained in this Agreement, (ii) any breach by PT of any covenant or obligation of PT contained in any of the Transaction Documents other than the IPLA, (iii) the Assumed Obligations, and (iv) any claims by Bowen Advisers for fees incurred in connection with the transactions contemplated herein up to the amount of such fees.  For the avoidance of doubt, the obligations set forth in this Section 5.02 do not extend to claims arising under the IPLA, which claims shall be addressed solely in accordance with the terms of the IPLA.

Section 5.03        Indemnification Procedures.

 (a)       If any third party asserts any claim against a Party which, if successful, would entitle the Party (the “Indemnified Party”) to indemnification under this Article 5 (a “Claim”), it shall give notice of such Claim to the Party from whom it intends to seek indemnification (the “Indemnifying Party”) no later than 10 Business Days from the date the Indemnified Party first becomes aware of the Claim; provided, however, that the failure to provide such notice shall not relieve the Indemnifying Party of its indemnification obligations under this Article 5 unless such failure to provide such notice shall materially prejudice or impair the ability of the Indemnifying Party to defend or resolve such Claim.

(b)       Each notice of a Claim pursuant to this Section 5.03 shall be in writing and must contain the identity and address of any third party claimant (to the extent reasonably available to the Indemnified Party), and copies of any formal demand, notice or complaint received by the Indemnified Party.

(c)        The Indemnifying Party shall have the right to assume the defense and, subject to Section 5.03(d), settlement of such Claim at its expense by attorneys of its own choosing and reasonably acceptable to the Indemnified Party (which acceptance shall not be unreasonably withheld).  The Indemnified Party shall have the right to participate in the defense of such Claim at its expense, in which case the Indemnifying Party shall cooperate in providing information to and consulting with the Indemnified Party about the Claim.  If the Indemnifying Party fails or does not assume the defense of any such Claim within 15 days after written notice of such Claim has been given by the Indemnified Party to the Indemnifying Party, the Indemnified Party may defend against or, subject to Section 5.03(d), settle such Claim with counsel of its own choosing at the expense of the Indemnifying Party.

(d)       If the Indemnifying Party does not assume the defense of a Claim involving the asserted liability of the Indemnified Party under this Article 5, no settlement of such Claim shall be made by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.  If the Indemnifying Party assumes the defense of such a Claim, (i) no settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s consent which shall not be unreasonably withheld unless (A) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other Claim that may be made against the Indemnified Party, (B) the sole relief provided is monetary damages that have been paid in full by the Indemnifying Party, and (C) the settlement includes, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party of a release in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such Claim, and (ii) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof effected without its consent.

(e)        The Indemnified Party shall provide reasonable cooperation to the Indemnifying Party in connection with any Claim for which the Indemnifying Party provides defense.  Such cooperation shall include, without limitation, reasonable access to all documentation and personnel of the Indemnified Party that may be helpful in defense of the Claim; provided, however, that the Indemnified Party shall not be required to incur any fees or expenses associated with such cooperation.

(f)        If any Indemnifying Party shall be obligated to indemnify any Indemnified Party pursuant to this Agreement, such Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to the right to obtain any recoverable insurance proceeds or the right to assert a claim against the third party, in each case with respect to the Claim to which such indemnification relates.

Article 6.   LIMITATIONS AND SURVIVAL

Section 6.01        Limitations and Caps on Losses and Indemnity.

Notwithstanding anything to the contrary in this Agreement:

(a)        Except for any Claims based on fraud or a violation of criminal law, the maximum obligation of the GENBAND Parties to provide indemnification for Losses pursuant to Article 5, or otherwise under this Agreement, shall be limited to [***].

(b)       Except for any Claims based on fraud or a violation of criminal law or those brought under Section 5.02(iv) (up to the amount of claimed fees), and except as set forth in Section 6.01(b)(ii), the maximum obligation of PT to provide indemnification for Losses pursuant to Article 5 shall be (i) for Claims brought under Section 5.02(i) and (ii) as a result of breaches of representations and warranties by PT and breaches by PT of any covenant or obligations of PT contained in any of the Transaction Documents, respectively, the amount of [***], and (ii) limited to the amount of [***] for all Claims brought under Section 5.02(iii).

Notwithstanding anything contained in this Section 6.01, in the absence of fraud, (i) PT shall not be entitled to indemnification pursuant to Section 5.01 until the aggregate amount of all such Claims for indemnification exceeds [***], and thereafter PT shall be entitled to indemnification for the entire amount, and (ii) the GENBAND Parties shall not be entitled to indemnification pursuant to Section 5.02 until the aggregate amount of all such Claims for indemnification exceeds [***], and thereafter the GENBAND Parties shall be entitled to indemnification for the entire amount; provided, however, that the GENBAND Parties shall be entitled to indemnification pursuant to Section 5.02(iv) for the actual amount of Losses indemnifiable thereunder without regard to the foregoing limitations, and such Losses shall not be applied toward the application of such limitations to all other PT indemnification obligations.

Section 6.02        Survival.

All representations and warranties set forth in this Agreement and the other Transaction Documents will survive the Closing for a period of [***] from the Effective Time, at which point they will automatically expire.

Section 6.03        Sole Remedy.

Each Party acknowledges and agrees that the sole and exclusive remedy with respect to any and all breaches of the representations and warranties set forth in this Agreement (other than claims of, or causes of action arising from (i) fraud or willful misconduct or (ii) claims of, or causes of action for which the sole remedy sought is equitable relief) shall be pursuant to the indemnification provisions set forth in Article 6.  Notwithstanding the foregoing, nothing in this Section 6.03 shall limit any person’s right to seek and obtain any equitable relief to which any person may be entitled.

Article 7.   COVENANTS.

Section 7.01        Employee Matters.

(a)        The Parties acknowledge that, prior to the Effective Date, PT offered employment effective as of the Effective Date to the employees of GENBAND Canada identified on the offer letters attached hereto as Exhibit F on terms and conditions, including the compensation and benefits, set forth in therein.

(b)        PT and GENBAND Canada have identified certain current and former GENBAND Canada employees familiar with the scope of the Signaling Gateway Product Line whom PT would be interested in employing after Closing to supplement the work to be provided by the Transferred Employees.  The GENBAND Parties hereby agree that no GENBAND Party will bring a claim against PT in connection with PT’s efforts to offer employment to such current and former GENBAND Canada employees, to the extent that such efforts do not violate applicable law.

Section 7.02        Further Assurances.

The Parties hereto shall cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under the Transaction Documents, and shall:

(a)        furnish upon request to each other such further information;

(b)        execute and deliver to each other such other documents; and

(c)        do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the other Transaction Documents.

Section 7.03        Assistance with Software Licenses.

For a period of 90 days after the Effective Date, the GENBAND Parties shall, upon PT’s reasonable request, use commercially reasonable efforts to assist PT’s efforts to enter into license agreements with third parties under which PT will obtain rights to the software products listed on Schedule 4.01(e)(1).  In no event shall the assistance provided by the GENBAND Parties under this Section 7.03 involve the payment of money by any GENBAND Party.

Section 7.04        Use of “GENBAND” Name.

Except as may be displayed on the Physical Assets as of the Closing Date, PT agrees not to use and shall cause its Affiliates not to use the “GENBAND” name (or any derivation thereof) in any manner in any part of the world as part of its company names or in any manner in connection with the Signaling Gateway Product Line or its other products or businesses; provided, however, that for a period of one year following the Closing, PT may continue to use and display the GENBAND name or marks included within the Signaling Gateway Product Line as such GENBAND names or marks are used as of the Closing Date.

Article 8.   Miscellaneous.

Section 8.01        Expenses.

PT and the GENBAND Parties shall each pay their own fees and expenses incidental to the negotiation, preparation and execution of this Agreement and the obtaining of the necessary approvals thereof, including fees and expenses of its counsel, accountants and other experts.

Section 8.02        Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 8.03        Notices.

(a)        All demands, notices, communications and reports provided for in this Agreement shall be in writing and shall be sent by facsimile transmission with confirmation to the number specified below, or personally delivered or sent by reputable overnight courier service (delivery charges prepaid) to a Party at the address specified below, or at such address, to the attention of such other person, and with such other copy, as the recipient Party has specified by prior written notice to the sending Party pursuant to the provisions of this Section 8.03.

(1)        If to any GENBAND Party, to:

GENBAND US LLC

2801 Network Boulevard, Suite 300

Frisco, Texas 75034

Attention:  Legal Department

Facsimile:  972-265-3599

 (2)       If to PT, to:

                        Perftech (PTI) Canada Corp.

                        c/o Performance Technologies, Inc.

                        205 Indigo Creek Drive

                        Rochester, New York  14626

                        Attention: John M. Slusser

Facsimile: 585-256-3520

            Any such demand, notice, communication or report shall be deemed to have been given pursuant to this Agreement when delivered personally, when confirmed if by facsimile transmission, or on the Business Day after deposit with a reputable overnight courier service, as the case may be.

 (b)      Any Party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 8.03 for the giving of notice.

Section 8.04        Binding Nature of Agreement; Assignment.

This Agreement shall be binding upon and shall inure solely to the benefit of the Parties and their respective successors, legal representatives and permitted assigns.  Neither this Agreement nor any rights or obligations hereunder may be assigned without the written consent of the other Party except that PT may assign any or all of its rights, interest and obligations hereunder to (i) any of its Affiliates and/or its financing sources (provided that no such assignment shall discharge PT from any such obligations) or (ii) any Person that acquires all or substantially all of PT’s assets or all or substantially all of PT’s product line or business that includes the Signaling Gateway Product Line (or successor thereto) or PT’s successor by way of merger or acquisition.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the Parties and their respective successors, legal representatives and permitted assigns, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, and no Person shall be deemed a third party beneficiary under or by reason of this Agreement.

Section 8.05        Entire Agreement.

This Agreement contains the entire understanding among the Parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as specifically provided herein.  The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.  This Agreement may not be modified or amended other than by an agreement in writing.

Section 8.06        Relationship of Parties.

(a)        The Parties hereto, in the performance of this Agreement, will be acting in separate capacities and not as employees, partners, joint venturers, associates, or agents of one another.

(b)       With regard to the performance of this Agreement, each Party acknowledges that it does not have the authority to act for or in the name of the other Party or to commit the other Party in any manner whatsoever.  The employees or agents of one Party shall not be deemed or construed to be the employees or agents of the other Party for any purpose whatsoever.

Section 8.07        Headings.

The headings in this Agreement are for convenience only, form no part of this Agreement, and shall not affect its interpretation.

Section 8.08        Interpretation of Agreement.

The Parties hereto acknowledge and agree that this Agreement has been negotiated at arm's length and between Parties equally sophisticated and knowledgeable in the matters dealt with in the Agreement.  Accordingly, any rule of law, court decision, or other legal precedent that would require interpretation of any ambiguities in the Agreement against the Party that has drafted it is not applicable and is waived.  The Parties hereto also acknowledge and agree that the Agreement pertains to the purchase and sale of certain defined assets and, notwithstanding anything to the contrary herein, shall be interpreted as such and not as pertaining to the purchase and sale of any of the GENBAND Parties or their businesses as a going concern.

Section 8.09        References.

The terms “hereof”, “herein”, “hereunder”, and similar expressions refer to this Agreement, including any Exhibits hereto, taken as a whole and not to any particular Article, Section, subsection or other subdivision thereof and include any agreement or instrument which amends, modifies, or is supplementary to this Agreement.  References herein to an Exhibit shall mean a reference to the applicable Exhibit to this Agreement.  References in any Exhibit to the “Agreement” shall mean a reference to this Agreement.  References in any Exhibit to another Exhibit shall mean a reference to an Exhibit to this Agreement.

Section 8.10        Attorneys’ Fees and Costs.

If any Legal Proceeding is brought to enforce or arises out of this Agreement or any term, clause, or provision hereof, each Party shall bear its own attorneys’ fees together with expenses and costs incurred with such Legal Proceeding.

Section 8.11        Waiver of Trial by Jury; Jurisdiction.

All litigation relating to or arising under or in connection with this Agreement or any of the Transaction Documents shall be brought only in a United Stated District Court or a state court located in the State of Delaware, which shall have exclusive jurisdiction to resolve any disputes with respect to this Agreement or the Transaction Documents, with each Party irrevocably consenting to the jurisdiction thereof for any Legal Proceedings arising out of or relating to this Agreement or the Transaction Documents.  The Parties irrevocably waive trial by jury in any Legal Proceeding relating to this Agreement, the Transaction Documents or any other agreement entered into in connection therewith and for any counterclaim with respect thereto.  To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party hereby irrevocably waives such immunity in respect of its obligations under this Agreement.  Each Party irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any Legal Proceeding arising out of or relating to this Agreement in any such Delaware court. Each Party hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such Legal Proceeding.

Section 8.12        Modifications, Amendments or Waivers.

No modifications or amendments to the Agreement and no waiver of any provisions hereof shall be valid unless made in writing signed by duly authorized representatives of the Parties.

Section 8.13        Nonwaiver.

Any failure or delay by either Party to exercise or partially exercise any right, power or privilege hereunder shall not be deemed a waiver of any of the rights, powers or privileges under the Agreement.  The waiver by either Party of a breach of any term, condition or provision of this Agreement shall not operate as, or be construed as, a waiver of any subsequent breach thereof.

Section 8.14        Severability.

If any provision of this Agreement shall be held invalid under any applicable law, such invalidity shall not affect any other provision of the Agreement that can be given effect without the invalid provision and, to this end, the provisions hereof are severable.  The covenants and provisions of this Agreement are separate and independent.  With regard to all dates and time periods set forth or referred to in the Agreement, time is of the essence.

Section 8.15        Publicity.

(a)        The Parties shall cooperate with each other in releasing information concerning this Agreement and the transactions contemplated hereby.  No press releases or other public announcements concerning the transactions contemplated by this Agreement shall be made by any Party without prior consultation with, and agreement of, the other Party; provided, however, that either Party may make any disclosure required by applicable law, so long as the disclosing Party provides the other Party with as much advance notice as is practicable under the circumstances, together with copies of all drafts of the proposed text.

(b)       The Parties acknowledge that this Agreement, or portions thereof, and schedules thereto, and descriptions of any of the foregoing, may be required under applicable law to be disclosed in required public disclosure documents, or exhibits thereto, of PT filed with the United States Securities and Exchange Commission (the “SEC”) or any securities exchange on which its securities are listed for trading.  Prior to such disclosure, and subject to the next sentence, PT will inform the GENBAND Parties and will (i) use commercially reasonable efforts to seek approval from the SEC or other applicable regulatory authority for the confidential treatment of certain confidential information identified by the Parties, and (ii) provide the GENBAND Parties the reasonable opportunity to participate in such efforts.  Prior to such disclosure, PT shall request redaction of such portions of the Agreement or disclosure that the GENBAND Parties reasonably request to be redacted, unless, in PT’s judgment based on the advice of counsel, PT concludes that such redaction request is inconsistent with PT’s obligations under applicable law.

Section 8.16        Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same Agreement.  Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any telecopy or other facsimile transmission of any signature shall be deemed an original and shall bind such Party.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above mentioned.

GENBAND Parties:                           PT:

Genband US LLC                                PERFTECH (PTI) CANADA CORP.

By:      /s/Charles Vogt                                         By:      /s/John M. Slusser

Name:  Charles Vogt                                             Name:  John M. Slusser

Title:    Chief Executive Officer                           Title:    President and CEO

            and President

Genband IP Company

By:      /s/Shauna Martin

Name:  Shauna Martin

Title:    Director

Genband Canada ULC

By:      /s/Shauna Martin

Name:  Shauna Martin

Title:    Director